Exhibit 99.1

Onity Group Inc.

ONITY GROUP SEEKS JUDICIAL CLARIFICATION OF NEW YORK MORTGAGE SERVICING REGULATION, ISSUES STATEMENT

West Palm Beach, FL – (October 20, 2026) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today issued the following statement in conjunction with an action the Company filed in federal court seeking judicial clarification of a New York mortgage servicing regulation governing optional expedited payment fees. The complaint asks the court to determine whether the regulation provides the fair notice and objective standards required by the U.S. Constitution.

Statement from Onity Group

“Today, we filed a declaratory judgment action in the U.S. District Court for the Northern District of New York seeking clarity on how a New York mortgage servicing regulation applies to optional expedited payment fees. The regulation permits fees if they are “reasonably related to the cost of rendering that service,” but in the nearly seven years since it was adopted, that phrase has not been defined in the rulemaking record, published guidance, or in response to our questions.

These fees are entirely optional—no customer is ever required to pay them. Customers can pay in several ways at no cost, while those choosing a faster option receive advance disclosure of the fee, notice of free alternatives, and are asked to consent before being charged. We have voluntarily reduced these fees and eliminated them for online and automated phone payments.

Throughout this process we have cooperated fully with the State and remain prepared to meet any clearly defined standard. Because that standard remains undefined, we believe a court is the appropriate place to resolve the issue. We remain committed to complying with the law, engaging constructively with our regulators, and treating our customers fairly.”

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company delivering mortgage servicing and originations solutions through Onity Mortgage Corporation. As one of the largest mortgage servicers in the country, we help consumers and business clients achieve their homeownership and financial goals with a wide range of servicing and lending programs powered by a technology-enabled, customer-centric platform. Headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, we have been serving our customers since 1988. For additional information, please visit onitygroup.com or onitymortgage.com.

For Further Information Contact:

Investors:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Media:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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